Exhibit 99.1
Contact:
Michael Watts
Vice president, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Strong Financial Results for Fourth Quarter and Full Year 2008
— Company Posts Quarterly EPS of $0.39, Total Revenues of $109.1 Million —
— For Full Year 2008, EPS Increase by 23%, Total Revenues by 17% —
— Company Generates $178.3 Million of Operating Cash in 2008 —
SAN DIEGO, CA, February 17, 2009 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the fourth quarter and full year ended December 31, 2008, including quarterly earnings per share (EPS) of $0.391 and total revenues of $109.1 million.
“Gen-Probe posted strong financial results in the fourth quarter of 2008, driven by healthy growth in both clinical diagnostics and blood screening sales,” said Hank Nordhoff, the Company’s chairman and chief executive officer. “In addition, our fourth quarter performance completed an excellent 2008 that saw top- and bottom-line growth rates exceed our long-term goals.”
In the fourth quarter of 2008, product sales were $105.8 million, compared to $92.4 million in the prior year period, an increase of 15%. Total revenues for the fourth quarter of 2008 were $109.1 million, compared to $98.9 million in the prior year period, an increase of 10%. Net income in the fourth quarter of 2008 was $21.1 million ($0.39 per share), compared to $20.4 million ($0.37 per share) in the prior year period, an increase of 3% (5% per share). In the prior year period, both net income and EPS benefited from an income tax rate of approximately 22% that resulted mainly from the completion of an audit of the Company’s 2003 and 2004 California state income tax returns.
For the full year 2008, product sales were $429.2 million, compared to $370.9 million in the prior year, an increase of 16%. Total revenues for 2008 were $472.7 million, compared to $403.0 million in the prior year, an increase of 17%. Net income for 2008 was $107.0 million ($1.95 per share), compared to $86.1 million ($1.58 per share) in the prior year, an increase of 24% (23% per share). In the prior year, both net income and EPS benefited from an income tax rate of approximately 23% that resulted mainly from the item noted above and the completion of an audit of the Company’s 2003 and 2004 federal income tax returns, the benefit from which was recorded in the second quarter of 2007.

[1]	In this press release, all per share amounts are calculated on a fully diluted basis, and all results are presented in US GAAP. Some totals may not foot due to rounding.

Detailed Results
Gen-Probe’s clinical diagnostics sales in the fourth quarter of 2008 reflected the continued growth of the APTIMA Combo 2® assay, an amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC). Sales of this assay increased based on market share gains on both the Company’s semi-automated instrument platform and on the high-throughput, fully automated TIGRIS® system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined in the fourth quarter compared to the prior year period, in line with Gen-Probe’s expectations.
In blood screening, product sales in the fourth quarter of 2008 benefited mainly from increased sales of the PROCLEIX® ULTRIO® assay. In contrast to the first three quarters of 2008, foreign exchange fluctuations had a negative effect of $0.1 million on blood screening growth in the fourth quarter compared to the prior year period. Chiron, a business unit of Novartis Vaccines and Diagnostics, markets the Company’s blood screening products worldwide.
Product sales were, in millions:

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
	2008	2007	Increase	2008	2007	Increase

Clinical diagnostics	$57.7	$49.7	16%	$222.9	$199.2	12%
Blood screening	$48.1	$42.7	13%	$206.3	$171.7	20%

Total product sales	$105.8	$92.4	15%	$429.2	$370.9	16%
Collaborative research revenues in the fourth quarter of 2008 were $2.1 million, compared to $5.4 million in the prior year period, a decrease of 61% that resulted primarily from the June 2008 termination of the Company’s collaboration with 3M to develop rapid tests for healthcare-associated infections. For the full year 2008, collaborative research revenues were $20.6 million, compared to $16.6 million in the prior year, an increase of 24% that resulted primarily from a $10 million milestone the Company earned from Chiron in the third quarter based on the full approval by the US Food and Drug Administration (FDA) of the PROCLEIX ULTRIO assay on the TIGRIS system.
Royalty and license revenues for the fourth quarter of 2008 were $1.3 million, compared to $1.1 million in the prior year period, an increase of 18%. For the full year 2008, royalty and license revenues were $22.9 million, compared to $15.5 million in the prior year, an increase of 48% that resulted primarily from revenue that was recorded in the first quarters of 2007 and 2008 associated with the settlement of Gen-Probe’s patent infringement litigation against Bayer (now Siemens Medical Solutions Diagnostics). Specifically, Gen-Probe recorded $10.3 million of revenue from this settlement in the first quarter of 2007, and a final payment of $16.4 million in the first quarter of 2008.
Gross margin on product sales in the fourth quarter of 2008 was 69.6%, compared to 69.2% in the prior year period. This increase resulted primarily from increased sales of blood screening products and APTIMA® assays. In the fourth quarter of 2008, gross margin on product sales was negatively affected by costs associated with the voluntary recall of certain AccuProbe® culture identification kits, which increased cost of product sales by $0.9 million and reduced gross margin on product sales by approximately 0.9%. For the full year 2008, gross margin on product sales was 70.2%, compared to 67.7% in the prior year. This increase resulted primarily from the factors discussed above.

Research and development (R&D) expenses in the fourth quarter of 2008 were $24.2 million, essentially unchanged from $24.3 million in the prior year period. For the full year 2008, R&D expenses were $101.1 million, compared to $97.1 million in the prior year, an increase of 4% that resulted primarily from costs associated with key development programs such as the post-marketing studies of the PROCLEIX ULTRIO assay in the United States, the investigational APTIMA human papillomavirus (HPV) assay, and Gen-Probe’s fully automated instrument system for low- and mid-volume labs, known as PANTHER.
Marketing and sales expenses in the fourth quarter of 2008 were $11.8 million, compared to $11.3 million in the prior year period, an increase of 4% that resulted primarily from European market development efforts related to the Company’s APTIMA Combo 2, APTIMA HPV and PROGENSATM PCA3 assays. For the full year 2008, marketing and sales expenses were $45.9 million, compared to $39.9 million in the prior year, an increase of 15% that also resulted from European market development efforts.
General and administrative (G&A) expenses in the fourth quarter of 2008 were $13.8 million, compared to $12.3 million in the prior year period, an increase of 12% that resulted primarily from increased business development, legal and compensation costs. For the full year 2008, G&A expenses were $52.3 million, compared to $47.0 million in the prior year, an increase of 11% that resulted primarily from the factors described above.
Total other income in the fourth quarter of 2008 was $3.8 million, compared to $3.7 million in the prior year period, an increase of 3% that resulted primarily from higher short-term investment balances. For the full year 2008, total other income was $15.5 million, compared to $12.3 million in the prior year period, an increase of 26% that also resulted from higher short-term investment balances.
Gen-Probe continues to have a strong balance sheet. As of December 31, 2008, the Company had $505.2 million of cash, cash equivalents and short-term investments, and no debt. In the fourth quarter of 2008, the Company repurchased approximately 1.5 million shares of its common stock for $65 million. For the full year 2008, Gen-Probe generated net cash of $178.3 million from its operating activities, compared to the Company’s net income of $107.0 million.
2009 Financial Guidance
Gen-Probe provided its initial 2009 financial guidance via a press release issued on January 27, 2009.
“We expect 2009 to be another year of solid underlying earnings growth for Gen-Probe, although previously disclosed non-recurring items that added approximately $32 million of revenue and $0.34 of EPS will make comparisons to 2008 difficult,” said Herm Rosenman, the Company’s senior vice president of finance and chief financial officer.
Gen-Probe’s 2009 guidance excludes revenue and expense associated with the pending Tepnel acquisition, which is expected to close in the second quarter, as well as any incremental revenue from the PROCLEIX ULTRIO assay in the United States. For the full year 2009, the Company expects the following on a GAAP basis:

2009 Guidance

Total revenues	$460 million to $490 million
Product gross margins	69-72%
R&D expenses	20-22%
Marketing and sales expenses	10-11%
G&A expenses	10-11%
Tax rate	34%
Diluted shares outstanding	52-54 million
EPS	$1.80 to $2.05

This guidance incorporates foreign exchange rate fluctuations approximately 10% higher and lower than recent levels. The Company recorded approximately $90 million of non-U.S.-dollar-denominated revenue in 2008.
Recent Events
•	Tepnel Acquisition. On January 30, 2009, Gen-Probe announced an offer to acquire all the outstanding and to-be-issued shares of Tepnel Life Sciences, PLC (AIM: TED), a rapidly growing molecular diagnostics and research services company based in the United Kingdom, for 27.1 pence per share in cash, or approximately 92.8 million pounds in total.

•	New Novartis Agreement. On January 27, 2009, Gen-Probe announced an agreement to extend and expand its blood screening collaboration with Chiron, a Novartis (NYSE: NVS) business, ensuring the companies will work together to develop and commercialize molecular technologies that safeguard the world’s donated blood supply until the year 2025.

•	New R&D Leader. On February 3, 2009, Gen-Probe announced that Eric Lai, Ph.D., had joined the Company as senior vice president, research and development. Dr. Lai was most recently vice president, pharmacogenetics experimental project coordination and analysis, at GlaxoSmithKline.

•	New Strategy Executive. On January 13, 2009, Gen-Probe announced that Eric Tardif had joined the Company as senior vice president, corporate strategy. Mr. Tardif was formerly a managing director in Morgan Stanley’s healthcare investment banking group.

•	APTIMA HPV Data. On November 21, 2008, Gen-Probe announced that promising data on the Company’s CE-marked APTIMA HPV assay was presented in nine oral presentations and two scientific posters at the international conference of the European Research Organization on Genital Infection and Neoplasia in Nice, France.
Webcast Conference Call
A live webcast of Gen-Probe’s fourth quarter 2008 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is 800-873-5860 for domestic callers and 203-369-3996 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Trademarks
AccuProbe, APTIMA, APTIMA COMBO 2, PACE and TIGRIS are trademarks of Gen-Probe. ULTRIO and PROCLEIX are trademarks of Novartis. All other trademarks are the property of their owners.

Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “2009 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, financial guidance, regulatory approvals, future milestone payments, growth opportunities, proposed acquisition of Tepnel Life Sciences, PLC, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2009 growth, revenue, earnings or other financial targets, (ii) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay, PROCLEIX ULTRIO assay and PROGENSA PCA3 assay, may not develop as expected, (iii) the enhancement of existing products and the development of new products, including products, if any, to be developed under our recent industrial collaborations, may not proceed as planned, (iv) the risk that new products or indications may not be approved by regulatory authorities or become commercially available in the time frame we anticipate, or at all, (v) the risk that we may not be able to compete effectively, (vi) the risk that we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (vii) the risk that our proposed acquisition of Tepnel may not be completed on the expected timeline, or at all, (viii) our dependence on Novartis, Siemens (as assignee of Bayer) and other third parties for the distribution of some of our products, (ix) our dependence on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive, could divert management’s attention, and could interfere with our ability to develop and distribute products. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$60,122	$75,963
Short-term investments	445,056	357,531
Trade accounts receivable, net of allowance for doubtful accounts of $700 and $719 at December 31, 2008 and December 31, 2007, respectively	33,397	32,678
Accounts receivable — other	2,900	11,044
Inventories	54,406	48,540
Deferred income tax — short term	7,269	8,825
Prepaid income tax	2,306	2,390
Prepaid expenses	15,094	17,505
Other current assets	6,135	4,402

Total current assets	626,685	558,878

Property, plant and equipment, net	141,922	129,493
Capitalized software, net	13,409	15,923
Goodwill	18,621	18,621
Deferred income tax — long term	12,286	7,942
License, manufacturing access fees and other assets, net	56,608	58,196

Total assets	$869,531	$789,053

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$16,050	$11,777
Accrued salaries and employee benefits	25,093	20,997
Other accrued expenses	4,027	4,024
Income tax payable	—	846
Deferred revenue — short term	1,278	2,836

Total current liabilities	46,448	40,480

Non-current income tax payable	4,773	3,958
Deferred income tax — long term	55	75
Deferred revenue — long term	2,333	4,607
Deferred compensation plan liabilities	2,162	1,893

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 52,920,971 and 53,916,298 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	5	5
Additional paid-in capital	382,544	415,229
Accumulated other comprehensive income	3,055	1,604
Retained earnings	428,156	321,202

Total stockholders’ equity	813,760	738,040

Total liabilities and stockholders’ equity	$869,531	$789,053

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues:
Product sales	$105,759	$92,426	$429,220	$370,877
Collaborative research revenue	2,128	5,380	20,581	16,619
Royalty and license revenue	1,254	1,143	22,894	15,518

Total revenues	109,141	98,949	472,695	403,014

Operating expenses:
Cost of product sales	32,202	28,493	128,029	119,641
Research and development	24,158	24,331	101,099	97,144
Marketing and sales	11,780	11,348	45,850	39,928
General and administrative	13,806	12,265	52,322	47,007

Total operating expenses	81,946	76,437	327,300	303,720

Income from operations	27,195	22,512	145,395	99,294
Interest income	4,527	3,837	16,801	12,772
Other income/(expense)	(683)	(144)	(1,333)	(469)

Total other income, net	3,844	3,693	15,468	12,303

Income before income tax	31,039	26,205	160,863	111,597

Income tax expense	9,899	5,793	53,909	25,457

Net income	$21,140	$20,412	$106,954	$86,140

Net income per share:
Basic	$0.40	$0.38	$1.99	$1.63

Diluted	$0.39	$0.37	$1.95	$1.58

Weighted average shares outstanding:
Basic	53,159	53,769	53,708	52,975

Diluted	53,808	55,310	54,796	54,522

Gen-Probe Incorporated
Consolidated Statements of Cash Flows
(In thousands)

	Twelve Months Ended
	December 31,
	2008	2007

Operating activities:
Net income	$106,954	$86,140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,715	34,159
Amortization of premiums on investments, net of accretion of discounts	6,908	4,576
Stock-based compensation charges	20,663	19,651
Stock option income tax benefits	3,276	2,596
Excess tax benefit from employee stock options	(2,493)	(14,606)
Gain on sale of investment in Molecular Profiling Institute, Inc.	(1,600)	—
Loss on property and equipment dispositions and other	55	703
Impairment of long-lived assets	5,086	—
Changes in assets and liabilities:
Trade and other accounts receivable	7,421	(16,180)
Inventories	(5,367)	3,588
Prepaid expenses	2,325	(6,141)
Other current assets	(1,260)	(2,307)
Other long term assets	(173)	(1,131)
Accounts payable	4,377	(1,818)
Accrued salaries and employee benefits	4,125	4,273
Other accrued expenses	101	679
Income tax payable	(499)	(397)
Deferred revenue	(3,831)	2,855
Deferred income tax	(2,788)	(7,621)
Deferred rent	(10)	(118)
Deferred compensation plan liabilities	268	683

Net cash provided by operating activities	178,253	109,584

Investing activities:
Proceeds from sales and maturities of short-term investments	105,994	140,988
Purchases of short-term investments	(198,691)	(298,824)
Purchases of property, plant and equipment	(39,348)	(23,096)
Capitalization of intangible assets, including license and manufacturing access fees	(11,970)	(2,213)
Proceeds from sale of investment in Molecular Profiling Institute, Inc.	4,100	—
Other assets	27	(279)

Net cash used in investing activities	(139,888)	(183,424)

Financing activities:
Excess tax benefit from employee stock options	2,493	14,606
Repurchase and retirement of restricted stock for payment of taxes	(1,529)	(1,474)
Buyback of common stock	(74,970)	—
Proceeds from issuance of common stock	20,472	48,680

Net cash (used in) / provided by financing activities	(53,534)	61,812

Effect of exchange rate changes on cash and cash equivalents	(672)	86

Net decrease in cash and cash equivalents	(15,841)	(11,942)
Cash and cash equivalents at the beginning of period	75,963	87,905

Cash and cash equivalents at the end of period	$60,122	$75,963